Exhibit 5.1

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092

tel (212) 259 8000 fax (212) 259 6333
August 6, 2010
MetLife, Inc.
1095 Avenue of the Americas
New York, New York 10036

Re:	MetLife, Inc. — Underwritten Public Offering of 86,250,000 Shares of Common Stock
Ladies and Gentlemen:
          We have acted as special counsel to MetLife, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 86,250,000 shares of the Company’s common stock (the "Shares”), par value $0.01 per share, pursuant to the Underwriting Agreement, dated as of August 2, 2010 (the “Underwriting Agreement”), among the Company and you, as representatives of the underwriters (the “Underwriters”) listed on Schedule I to the Pricing Agreement, dated as of August 2, 2010 (the “Pricing Agreement”), among the Company and you, as representatives of the Underwriters. The Underwriting Agreement and the Pricing Agreement are collectively referred to as the “Underwriting Agreement.”
          In connection therewith, we have examined (a) the Registration Statement on Form S-3 (Registration No. 333-147180) relating to the Shares and other securities filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which automatically became effective under the Act on November 6, 2007, allowing for delayed offerings pursuant to Rule 415 under the Act (the “Registration Statement”); (b) the prospectus dated November 6, 2007 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement; (c) the preliminary prospectus supplement relating to the offering of the Shares, dated August 2, 2010, in the form filed by the Company with the Commission on August 2, 2010 pursuant to Rule 424(b) under the Act; (d) the prospectus supplement relating to the offering of the Shares, dated August 3, 2010 (the “Prospectus Supplement,” and together with the Base Prospectus, the "Prospectus”), in the form filed by the Company with the Commission on August 3, 2010 pursuant to Rule 424(b) under the Act; (e) an executed copy of the Underwriting Agreement; (f) a copy of the Amended and Restated Bylaws of the
New York | London multinational partnership | Washington, DC
Albany | Almaty | Beijing | Boston | Brussels | Chicago | Doha | Dubai
Frankfurt | Hong Kong | Houston | Johannesburg (pty) ltd. | Los Angeles | Milan | Moscow
Paris multinational partnership | Riyadh affiliated office | Rome | San Francisco | Silicon Valley | Warsaw

MetLife, Inc.
August 6, 2010

Company certified by the Assistant Secretary of the Company; (g) a copy of the Amended and Restated Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware; and (h) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.
          In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when the relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials. We have assumed that such statements, representations, certificates and covenants are and will continue to be true and complete without regard to any qualification as to knowledge or belief.
          Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.
          The opinion expressed herein is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
          This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.
          We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the offering and sale of the Shares, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Opinions” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the Rules and Regulations.
Very truly yours,

/s/ Dewey & LeBoeuf LLP